Exhibit 99.1

Sun Hydraulics Second Quarter Sales and Earnings Remain Strong

SARASOTA, FLA, August 8, 2011 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter of 2011 as follows:

(Dollars in millions except net income per share)

	July 2, 2011	July 3, 2010	Increase

Three Months Ended
Net Sales	$54.8	$39.2	40%
Net Income	$10.4	$6.1	70%
Net Income per share:
Basic	$0.41	$0.24	71%
Diluted	$0.41	$0.24	71%

Six Months Ended
Net Sales	$105.5	$70.9	49%
Net Income	$20.2	$9.4	115%
Net Income per share:
Basic	$0.79	$0.37	114%
Fully Diluted	$0.79	$0.37	114%

Note: The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All earnings per share and weighted average share information reflect the 50% stock dividend.

“The global capital goods expansion is strong and Sun’s second quarter activity reflects that,” commented Allen Carlson, Sun’s CEO and president. “Sales were a bit higher than our Q2 estimates and all regions contributed to the top line growth. Earnings were consistent with our strong first quarter results. Gross margin remains high, at 39.6%, as we continue to leverage our manufacturing assets. The U.S. PMI, Sun’s primary leading indicator, continued to show growth in July for the 24th month in a row, albeit at a slower rate. This demonstrates to us that the economy is still expanding.”

“Product development continues to yield interesting additions to Sun’s product line,” Carlson continued. “New products, which account for approximately 10% – 12% of sales, provide new and efficient innovative solution possibilities. Sun’s brand is built on developing products that help customers create unique solutions for their motion control needs and we continue to meet that challenge.”

“In June, the Board declared a 50% stock dividend,” stated Carlson. “The new share amounts enhance the trading activity in the marketplace and provide Sun a flexible platform for future financing activities. Coupled with the stock dividend, the Board elected to keep the cash dividend at $0.09 per share on the new shares outstanding, effectively increasing the cash dividend by 50%. We continue to believe that Sun is an attractive and rewarding choice for the investment community.”

Outlook

Third quarter 2011 revenues are expected to be approximately $53 million, reflecting what the Company believes is its normal seasonal business pattern. This represents a 39% increase over 2010 third quarter revenue of $38 million.

Earnings per share for the third quarter are estimated to be $0.38 to $0.41, commensurate with sales levels, and compared with $0.23 in the same quarter last year.

Webcast

Sun Hydraulics Corporation will broadcast its Q2 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 9, 2011. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing (800) 218-2154 and using 3546326 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended July 2, 2011, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	July 2, 2011	July 3, 2010
	(unaudited)	(unaudited)

Net sales	$54,770	$39,246

Cost of sales	33,096	25,262

Gross profit	21,674	13,984

Selling, engineering and administrative expenses	6,290	4,845

Operating income	15,384	9,139

Interest income, net	(186)	(144)
Foreign currency transaction (gain) loss, net	(33)	69
Miscellaneous expense (income), net	32	(109)

Income before income taxes	15,571	9,323

Income tax provision	5,134	3,210

Net income	$10,437	$6,113

Basic net income per common share (1)	$0.41	$0.24

Weighted average basic shares outstanding (1)	25,638	25,429

Diluted net income per common share (1)	$0.41	$0.24

Weighted average diluted shares outstanding (1)	25,674	25,477

Dividends declared per share (1)	$0.090	$0.060

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Six months ended
	July 2, 2011	July 3, 2010
	(unaudited)	(unaudited)

Net sales	$105,473	$70,850

Cost of sales	63,857	46,747

Gross profit	41,616	24,103

Selling, engineering and administrative expenses	12,322	10,001

Operating income	29,294	14,102

Interest income, net	(349)	(281)
Foreign currency transaction (gain) loss, net	(87)	41
Miscellaneous income, net	(258)	(128)

Income before income taxes	29,988	14,470

Income tax provision	9,781	5,047

Net income	$20,207	$9,423

Basic net income per common share (1)	$0.79	$0.37

Weighted average basic shares outstanding (1)	25,593	25,421

Diluted net income per common share (1)	$0.79	$0.37

Weighted average diluted shares outstanding (1)	25,629	25,471

Dividends declared per share (1)	$0.223	$0.120

(1)	The Company announced a three-for-two stock split, effected in the form of a 50% stock dividend, to shareholders of record on June 30, 2011, payable on July 15, 2011. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 2, 2011	January 1, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,720	$33,206
Restricted cash	139	131
Accounts receivable, net of allowance for doubtful accounts of $83 and $82	23,352	16,399
Inventories	12,049	10,773
Income taxes receivable	483	1,154
Deferred income taxes	446	446
Marketable securities	12,866	11,614
Other current assets	2,907	2,556

Total current assets	101,962	76,279

Property, plant and equipment, net	53,031	53,127
Other assets	1,481	2,628

Total assets	$156,474	$132,034

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,175	$3,348
Accrued expenses and other liabilities	6,364	5,250
Dividends payable	2,307	1,531

Total current liabilities	13,846	10,129

Deferred income taxes	5,690	5,684
Other noncurrent liabilities	1,562	1,197

Total liabilities	21,098	17,010

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	47,583	44,001
Retained earnings	85,610	71,132
Accumulated other comprehensive income	2,157	(135)

Total shareholders’ equity	135,376	115,024

Total liabilities and shareholders’ equity	$156,474	$132,034

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended
	July 2, 2011	July 3, 2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$20,207	$9,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,368	3,460
(Gain) loss on disposal of assets	69	21
Provision for deferred income taxes	6	(18)
Allowance for doubtful accounts	1	(13)
Stock-based compensation expense	829	540
Stock options income tax benefit	—	(29)
(Increase) decrease in:
Accounts receivable	(6,954)	(6,634)
Inventories	(1,276)	(1,501)
Income taxes receivable	671	1,485
Other current assets	(352)	(936)
Other assets	(318)	549
Increase (decrease) in:
Accounts payable	1,827	2,301
Accrued expenses and other liabilities	3,526	752
Taxes payable	—	203
Other noncurrent liabilities	365	(37)

Net cash provided by operating activities	21,969	9,566

Cash flows from investing activities:
Proceeds from sale of joint venture	1,451	—
Capital expenditures	(2,811)	(1,325)
Proceeds from dispositions	30	—
Purchases of marketable securities	(5,500)	(11,126)
Proceeds from sale of marketable securities	4,190	5,390

Net cash used in investing activities	(2,640)	(7,061)

Cash flows from financing activities:
Proceeds from exercise of stock options	61	39
Proceeds from stock issued	281	176
Dividends to shareholders	(4,952)	(3,051)
Stock options income tax benefit	—	29

Net cash used in financing activities	(4,610)	(2,807)

Effect of exchange rate changes on cash and cash equivalents	1,803	(2,160)

Net increase (decrease) in cash and cash equivalents	16,522	(2,462)

Cash and cash equivalents, beginning of period	33,337	30,446

Cash and cash equivalents, end of period	$49,859	$27,984

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$9,104	$3,406
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$2,412	$—

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated

Three Months Ended July 2, 2011
Sales to unaffiliated customers	$35,152	$5,674	$7,308	$6,636	$—	$54,770
Intercompany sales	8,470	—	63	407	(8,940)	—
Operating income	11,383	659	1,922	1,281	139	15,384
Depreciation	1,292	29	88	246	—	1,655
Capital expenditures	1,615	23	5	56	—	1,699

Three Months Ended July 3, 2010
Sales to unaffiliated customers	$25,259	$4,644	$4,669	$4,674	$—	$39,246
Intercompany sales	6,785	—	28	287	(7,100)	—
Operating income	7,005	651	911	759	(187)	9,139
Depreciation	1,320	22	102	234	—	1,678
Capital expenditures	515	48	1	92	—	656

Six Months Ended July 2, 2011
Sales to unaffiliated customers	$65,618	$11,697	$14,496	$13,662	$—	$105,473
Intercompany sales	17,959	—	116	783	(18,858)	—
Operating income	21,359	1,599	3,662	2,487	187	29,294
Depreciation	2,585	54	188	486	—	3,313
Capital expenditures	2,510	146	50	104	—	2,810

Six Months Ended July 3, 2010
Sales to unaffiliated customers	$44,228	$8,836	$9,368	$8,418	$—	$70,850
Intercompany sales	11,882	—	81	625	(12,588)	—
Operating income (loss)	9,875	1,277	2,028	1,095	(173)	14,102
Depreciation	2,648	44	214	484	—	3,390
Capital expenditures	1,081	113	5	125	—	1,324

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200